PetIQ, Inc. Reports Record Second Quarter 2019 Financial Results

Second Quarter 2019 Net Sales Increased 29% Year-Over-Year to $221 Million

Raises Full Year 2019 Outlook for Standalone PetIQ and Provides 2019 Expectations for Perrigo Animal Health Acquisition

EAGLE, Idaho – August 7, 2019 – PetIQ, Inc. (“PetIQ” or the “Company”) (Nasdaq: PETQ), a leading pet medication and wellness company, today reported financial results for the three and six months ended June  30, 2019.

Second Quarter 2019 Highlights Compared to Prior Year Period

•	Record second quarter net sales of $220.6 million, an increase of 29%
•	Net income of $5.9 million compared to $5.4 million
•	Adjusted net income $15.8 million compared to $10.8 million
•	Adjusted EBITDA of $20.8 million compared to $16.1 million, an increase of 30%
•	Cash and cash equivalents of $36.6 million with total liquidity of $106.4 million
•	Opened 7 wellness centers for a total of 41 in operation as of quarter end
•	Closed acquisition of Perrigo Animal Health on July 8, 2019

Cord Christensen, PetIQ’s Chairman and Chief Executive Officer commented, “We had an exceptional second quarter.  Our record net sales reflects broad-based growth across sales channels in both our pet products and veterinarian services segments.  PetIQ remains uniquely positioned for continued growth as pet parents increasingly seek our direct access to our complementary veterinarian product and service offerings. We believe our recent acquisition of Perrigo Animal Health further solidifies our leadership position in the industry as we deliver on our mission to make pets’ lives better through improved access to affordable pet health care. Going forward, our combined teams will continue to execute on our Follow the Pets long-term growth strategy. Based on the strength of our year-to-date results and our outlook for the remainder of the year we are very pleased to raise our 2019 annual guidance.”

Second Quarter 2019 Financial Results

Net sales increased 29% to $220.6 million for the second quarter of 2019, compared to $171.1 million for the same period in the prior year. Product segment net sales were $194.6 million and Services segment revenues were $26.0 million in the second quarter of 2019. The increase in consolidated net sales reflects growth in existing retail partners, driven by the increase in the number of pet parents moving their pet health care needs to PetIQ’s products and services, the expansion of item counts and programs at existing customers, as well as growth within the Services segment.

Gross profit was $34.9 million, an increase of 33%, compared to $26.3 million in the same period last year. Gross margin for the quarter was 15.8%. Adjusted gross profit was $36.2 million and adjusted gross margin was 16.5% for the second quarter 2019.  The GAAP gross margin to adjusted gross margin difference of 70 basis points is a result of the exclusion of non-same-store Services segment revenue contribution and related costs of sales.

Net income was $5.9 million and adjusted net income was $15.8 million for the second quarter of 2019. Adjusted net income primarily excludes stock-based compensation expense, tax expense, fair value adjustment to contingent note, integration costs, and operating losses associated with the 32 non-

comparable newly opened veterinary wellness centers, one new host partner, and seven regional offices that have been open less than six trailing quarters.

Second quarter adjusted EBITDA increased 30% to $20.8 million, representing an adjusted EBITDA margin of 9.5%, compared to $16.1 million, representing a 9.4% margin, for the same period in the prior year.  The increase in adjusted EBITDA was a result of higher net sales resulting in increased adjusted gross profit and increased leverage of general and administrative expenses.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are non-GAAP financial measures.  The Company believes these non-GAAP financial measures provide investors with additional insight into and measurement of its entry into the veterinary services business following the acquisition of VIP in January 2018.  In the Services segment, the Company is providing a “same-store sales” adjustment to reflect revenue and costs for veterinary clinics and regions open for at least six trailing quarters.  The Company believes this will provide useful information to investors as these veterinary clinics and wellness centers mature and move into the comparable store base.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

First Half of Fiscal 2019 Highlights Compared to Prior Year Period

•	Net sales of $369.1 million, an increase of 29%
•	Net income of $8.2 million compared to $1.4 million
•	Adjusted net income of $21.8 million compared to $12.2 million
•	Adjusted EBITDA of $31.7 million compared to $21.7 million, an increase of 46%

Net sales increased 29% to $369.1 million for the first six months of 2019, compared to $286.2 million for the same period in the prior year. Product segment sales were $320.7 million and the Services segment net revenues were $48.4 million for the first six months of 2019.

Gross profit was $59.6 million, an increase of 41%, as compared to $42.2 million in the same period last year. Gross margin for the first six months of 2019 was 16.2%. Adjusted gross profit was $62.3 million and adjusted gross margin was 16.9% for the six months ended June 30, 2019.  The GAAP gross margin to adjusted gross margin difference of 70 basis points was the result of a result of the exclusion of non-same-store Services segment revenue contribution and related costs of sales.

Net income was $8.2 million and adjusted net income was $21.8 million for the first six months of 2019. Adjusted net income excludes acquisition costs, stock-based compensation expense, tax expense, fair value adjustment to contingent note, integration costs, and operating losses associated with the 32 non-comparable newly opened veterinary wellness centers, one new host partner, and seven regional offices that have been open less than six trailing quarters.

For the first six months of 2019 adjusted EBITDA was $31.7 million, compared to $21.7 million for the same period in the prior year.

Adjusted gross profit, adjusted net income, and adjusted EBITDA are Non-GAAP financial measures.  See “Non-GAAP Measures” for a definition of these measures and the financial tables that accompany this release for a reconciliation to the most comparable GAAP measure.

Segment Results

Products: For the second quarter of 2019, the Product segment net sales increased 31% to $194.6 million and operating income increased 25.2% to $20.2 million.  This compares to Product segment sales and operating income of $148.7 million and $16.2 million, respectively, for the second quarter of 2018.  Product segment net sales were driven by ongoing strength of the Company’s prescription drug programs within retail partner pharmacies both in-store and online, as well as greater SKU penetration within existing accounts.

Services: For the second quarter of 2019, the Services segment net revenues and operating income were $26.0 million and $4.4 million, respectively.  This compares to Service segment net revenues and operating income of $22.4 million and $2.0 million, respectively, for the second quarter of 2018. Services segment growth was achieved from increases in all substantive metrics including pets per clinic, revenue per pet and revenue per clinic, as well as contribution from new wellness centers.

In-line with PetIQ’s new veterinarian wellness centers opening plan for 2019, the Company opened 7 locations during the second quarter of 2019 and remains on track to open 80 new wellness centers in 2019.  There were a total of 41 veterinarian wellness centers as of June 30, 2019.  In preparation for its veterinarian wellness center expansion, the Company opened two new regional offices during the six months ended June 30, 2019 for a total of 36 regional offices at June 30, 2019.

Cash and Debt

As of June 30, 2019, the Company had cash and cash equivalents of $36.6 million, plus availability on its revolving credit facility of $69.9 million, equating to $106.4 million, which the Company defines as total liquidity. The Company’s long-term debt balance, which is largely comprised of its revolving credit facility and term loan, was $99.7 million as of June 30, 2019.  After giving effect to the Perrigo Animal Health acquisition, the Company would have had estimated net debt of $262 million, as of June 30, 2019.  From a working capital perspective, accounts receivable increased $40.1 million compared to December 31, 2018, in line with the Company’s strong sales growth. Inventory increased $6.3 million compared to the prior year end as a result of inventory needed to support the growth in the Company’s business.

Perrigo Animal Health Acquisition

On July 8, 2019, the Company completed the acquisition of Perrigo Animal Health for total consideration of $185 million.  The transaction was financed through a combination of $25 million of existing cash on hand, $145 million of new term loan financing from Ares Capital Management, with the remaining balance financed through PetIQ’s existing revolving credit facility with East West Bank. PetIQ continues to expect that this acquisition will be accretive to earnings in the first twelve months following the closing and thereafter. PetIQ is committed to reducing its balance sheet leverage.

Outlook

For the full year 2019, the Company is raising its net sales and adjusted EBITDA outlook compared to previously issued guidance.

On a standalone basis, excluding contribution from its Perrigo Animal Health acquisition, the Company expects the following:

•	Consolidated net sales of at least $650 million, an increase greater than 23% from growth of 98% in 2018
•	Adjusted EBITDA* of at least $56 million, an increase greater than 35% from growth of 86% in 2018

The Company expects its Perrigo Animal Health acquisition to contribute the following for the balance of 2019:

•	Consolidated net sales of at least $30 million
•	Adjusted EBITDA* of at least $6 million

For full year 2019 based on the combination of PetIQ and Perrigo Animal Health the Company is introducing the following outlook:

•	Consolidated net sales of at least $680 million
•	Adjusted EBITDA* of at least $62 million

The Company intends to update its initial full year 2020 outlook, which was provided in connection with the announcement of the Perrigo Animal Health acquisition, at the end of 2019.  The Company remains confident in its long-term 2023 growth objectives on a stand-alone basis, including:

•	Net sales of approximately $1.0 billion
•	Adjusted EBITDA margin of greater than 15%*
•	Wellness center locations of 1,000

*The Company does not provide guidance for the most directly comparable GAAP measure, net income, and similarly cannot provide a reconciliation between its forecasted adjusted EBITDA and net income metrics without unreasonable effort due to the unavailability of reliable estimates for certain items. These items are not within the Company’s control and may vary greatly between periods and could significantly impact future financial results.

Conference Call and Webcast

The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, August 7, 2019, at 4:30 p.m. ET. The conference call and supplemental investor presentation will be available live over the Internet through the “Investors” section of the Company’s website at www.PetIQ.com.  To participate on the live call listeners in North America may dial 877-451-6152 and international listeners may dial 201-389-0879.

A replay of the conference call will be archived on the Company’s website and telephonic playback will be available through August 28, 2019. North American listeners may dial 844-512-2921 and international listeners may dial 412-317-6671 the passcode is 13692459.

About PetIQ

PetIQ is a leading, rapidly growing pet health and wellness company.  Through over 60,000 points of distribution across retail and e-commerce channels, PetIQ has a mission to make pet lives better by educating pet parents on the importance of offering regular, convenient access and affordable choices for pet preventive and wellness veterinary products and services.  PetIQ believes that pets are an important part of the family and deserve the best products and care we can give them.  For more information, visit www.PetIQ.com.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plan," "project," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could" and similar expressions.  Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; disruptions in our manufacturing and distribution chains; our ability to introduce new products and improve existing products; our failure to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and the risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018 and other reports filed time to time with the Securities and Exchange Commission.

Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results.  The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. GAAP, PetIQ uses the following non-GAAP financial measures: Adjusted net income, Adjusted gross profit, Adjusted EBITDA, and Adjusted EBITDA Margin.

Adjusted net income consists of net income adjusted for tax expense, acquisition expenses, purchase accounting adjustments, integration costs and costs of discontinued clinics, new clinic launch expense, and stock based compensation expense.  Adjusted net Income is utilized by management: (i) to compare operations of the Company prior to our initial public offering and (ii) to evaluate the effectiveness of our business strategies.

Adjusted gross profit consists of gross profit adjusted for purchase accounting adjustments, gross profit (loss) on veterinarian clinics and wellness centers that are not part of same store sales, and new clinic launch expense.  Adjusted gross profit is utilized by management to evaluate the effectiveness of our business strategies.

EBITDA represents net income before interest, income taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA plus acquisition costs, stock based compensation expense, purchase accounting inventory adjustment, fair value adjustment to contingent consideration, new clinic launch expenses, integration and costs of discontinued clinics, and operations of non-same-store operations as defined below. Adjusted EBITDA margin is adjusted EBITDA stated  as a percentage of adjusted net sales.  Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management's performance when determining incentive compensation and (ii) to evaluate the effectiveness of our business strategies.  The Company presents EBITDA because it is a necessary component for computing adjusted EBITDA.

We believe that the use of adjusted net income, adjusted gross profit, adjusted EBITDA, and adjusted EBITDA margin provide additional tools for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin, that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate adjusted net income, adjusted gross profit, adjusted EBITDA and adjusted EBITDA margin in the same manner.  Our management does not, and you should not, consider adjusted net income, adjusted gross profit or adjusted EBITDA in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of adjusted net income, adjusted gross profit and adjusted EBITDA is that they exclude significant expenses and income that are required by GAAP to be recorded in our financial statements.  See a reconciliation of Non-GAAP measures to the most comparable GAAP measure, in the financial tables that accompany this release.

The Company considers its same-store portfolio to consist of only those retail service regional offices, mobile community clinics provided within host partners, and wellness centers that have been operating for at least six trailing quarters.

Definitions

•

Mobile community clinic – A mobile community clinic is defined as an event, or a visit to a retail host partner location, by the Company’s veterinary staff utilizing the Company’s mobile service vehicles.  Clinic locations and schedules vary by location and seasonally. Due to the non-standardization of the Company’s mobile community clinics, these clinics are grouped as part of geographic regions.  New regions and host partners are excluded from the same store sale calculation until they have six full consecutive quarters of operations.

•

Veterinarian Wellness center – A veterinarian wellness center is a physical fixed service location within the existing footprint of one of our retail partners.  These veterinarian wellness centers operate under a variety of brands based on the needs of our partner locations

•

Regional offices – Regional offices support the operations of the Company’s services segment which include its mobile veterinarian community clinics and wellness centers.  These offices are staffed with field management and other operational staff.

CONTACT:

Investor Relations Contact:	Media Relations Contact:
ICR Jeff Sonnek 646-277-1263 jeff.sonnek@icrinc.com	ICR Cory Ziskind 646-277-1232 cory.ziskind@icrinc.com

PetIQ, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, in 000’s except for per share amounts)

	June 30, 2019	December 31, 2018
Current assets
Cash and cash equivalents	$36,564	$66,360
Accounts receivable, net	85,129	45,007
Inventories	98,433	92,142
Other current assets	2,874	4,212
Total current assets	223,000	207,721
Property, plant and equipment, net	26,303	27,335
Operating lease right of use assets	11,990	—
Deferred tax assets	48,620	43,946
Other non-current assets	2,896	2,857
Intangible assets, net	85,995	88,546
Goodwill	125,040	125,029
Total assets	$523,844	$495,434
Liabilities and equity
Current liabilities
Accounts payable	$61,234	$54,768
Accrued wages payable	6,725	5,295
Accrued interest payable	547	728
Other accrued expenses	877	1,154
Current portion of operating leases	3,306	—
Current portion of long-term debt and finance leases	2,338	2,251
Total current liabilities	75,027	64,196
Operating leases, less current installments	8,895	—
Long-term debt, less current installments	99,723	107,418
Finance leases, less current installments	1,768	2,319
Other non-current liabilities	254	524
Total non-current liabilities	110,640	110,261
Commitments and contingencies
Equity
Additional paid-in capital	282,343	262,219
Class A common stock, par value $0.001 per share, 125,000 shares authorized; 22,750 and 21,620 shares issued and outstanding, respectively	22	22
Class B common stock, par value $0.001 per share, 100,000 shares authorized; 5,462 and 6,547 shares issued and outstanding, respectively	7	7
Retained Earnings (Accumulated deficit)	976	(4,450)
Accumulated other comprehensive loss	(1,327)	(1,316)
Total stockholders' equity	282,020	256,481
Non-controlling interest	56,157	64,496
Total equity	338,177	320,977
Total liabilities and equity	$523,844	$495,434

PetIQ, Inc.

Condensed Consolidated Statements of Income

(Unaudited, in 000’s, except for per share amounts)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018

Product sales	$194,606	$148,713	$320,690	$246,564
Services revenue	26,028	22,429	48,380	39,644
Total net sales	220,634	171,142	369,069	286,208
Cost of products sold	167,845	127,583	275,909	212,169
Cost of services	17,889	17,241	33,531	31,838
Total cost of sales	185,733	144,824	309,439	244,007
Gross profit	34,901	26,318	59,630	42,201
Operating expenses
General and administrative expenses	24,450	16,943	44,988	35,911
Contingent note revaluations loss	1,460	459	780	600
Operating income	8,991	8,916	13,862	5,690
Interest expense, net	(2,242)	(2,216)	(4,179)	(3,981)
Foreign currency gain (loss), net	49	136	(73)	58
Other income (expense), net	2	(418)	15	(373)
Total other expense, net	(2,191)	(2,498)	(4,237)	(4,296)
Pretax net income	6,800	6,418	9,625	1,394
Income tax (expense) benefit	(881)	(1,020)	(1,381)	47
Net income	5,919	5,398	8,244	1,441
Net income attributable to non-controlling interest	2,103	2,899	2,818	970
Net income attributable to PetIQ, Inc.	$3,815	$2,499	$5,426	$471
Net income per share attributable to PetIQ, Inc. Class A common stock
Basic	$0.17	$0.16	$0.25	$0.03
Diluted	$0.17	$0.16	$0.24	$0.03
Weighted Average shares of Class A common stock outstanding
Basic	22,365	15,980	22,087	15,285
Diluted	22,597	16,008	22,284	15,329

PetIQ, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in 000’s)

	For the Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net income	$8,244	$1,441
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization of intangible assets and loan fees	6,056	5,714
Foreign exchange gain on liabilities	—	(41)
Gain on disposition of property, plant, and equipment	(62)	(49)
Stock based compensation expense	3,146	1,454
Deferred tax adjustment	1,638	(47)
Contingent note revaluations	780	600
Other non-cash activity	56	(334)
Changes in assets and liabilities
Accounts receivable	(40,218)	(20,820)
Inventories	(6,294)	(29,384)
Other assets	1,250	2,654
Accounts payable	6,656	31,859
Accrued wages payable	1,407	410
Other accrued expenses	(717)	(2,304)
Net cash used in operating activities	(18,058)	(8,847)
Cash flows from investing activities
Proceeds from disposition of property, plant, and equipment	69	103
Purchase of property, plant, and equipment	(1,730)	(4,732)
Business acquisitions (net of cash acquired)	—	(92,083)
Net cash used in investing activities	(1,661)	(96,712)
Cash flows from financing activities
Proceeds from issuance of long-term debt	323,144	299,078
Principal payments on long-term debt	(331,856)	(215,964)
Tax Distributions to LLC Owners	(1,378)	(574)
Principal payments on finance lease obligations	(737)	(561)
Payment of deferred financing fees and debt discount	(50)	(2,613)
Exercise of options to purchase common stock	798	—
Net cash (used in) provided by financing activities	(10,079)	79,366
Net change in cash and cash equivalents	(29,798)	(26,193)
Effect of exchange rate changes on cash and cash equivalents	2	(31)
Cash and cash equivalents, beginning of period	66,360	37,896
Cash and cash equivalents, end of period	$36,564	$11,672

PetIQ, Inc.

Summary Segment Results

(Unaudited, in 000’s)

Six months ended June 30, 2019	Products	Services	Corporate	Consolidated
Net Sales	$320,690	$48,380	$—	$369,070
Operating income (loss)	33,316	7,411	(26,864)	13,862
Six months ended June 30, 2018			-7.3%
Net Sales	246,564	39,644	—	286,208
Operating income (loss)	25,105	1,595	(21,010)	5,690
			-7.3%
Three months ended June 30, 2019
Net Sales	$194,606	$26,028	$—	$220,634
Operating income (loss)	20,227	4,394	(15,631)	8,990
Three months ended June 30, 2018			-7.1%
Net Sales	148,713	22,429	—	171,142
Operating income (loss)	16,156	1,951	(9,191)	8,916

PetIQ, Inc.

Reconciliation between gross profit and adjusted gross profit

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Gross profit	$34,900	$26,318	$59,630	$42,201
Plus:
Purchase accounting adjustment to inventory	—	—	—	1,502
Non same-store gross loss	1,255	1,352	2,690	1,519
Adjusted gross profit	$36,155	$27,670	$62,320	$45,222

PetIQ, Inc.

Reconciliation between Net Income and Adjusted EBITDA

(Unaudited, in 000’s)

	For the three months ended		For the six months ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income	$5,918	$5,398	$8,244	$1,441
Plus:
Tax expense (benefit)	881	1,020	1,381	(47)
Depreciation	1,529	1,780	3,183	3,030
Amortization	1,278	1,257	2,557	2,397
Interest	2,242	2,216	4,179	3,981
EBITDA	$11,848	$11,671	$19,544	$10,802
Acquisition costs(1)	2,889	151	3,465	3,366
Stock based compensation expense	1,602	756	3,146	1,454
Purchase accounting adjustment to inventory	—	—	—	1,502
Non same-store revenue(2)	(2,155)	(1,082)	(3,671)	(1,303)
Non same-store costs(2)	4,044	2,434	7,296	2,822
Fair value adjustment of contingent note	1,460	459	780	600
Integration costs and costs of discontinued clinics(3)	1,142	385	1,142	756
Clinic launch expenses(4)	—	846	—	1,211
Non-recurring royalty settlement(5)	—	440	—	440
Adjusted EBITDA	$20,830	$16,060	$31,702	$21,650
	9.5%	9.4%	8.7%	7.6%
(1)	Acquisition costs relating to various acquisitions, both completed and contemplated.
(2)

Non same-store revenue and costs are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results. There were 32 wellness centers, 7 regions, and one new host partner that had less than six trailing quarters of operating results for the three and six months ended June 30, 2019 23 wellness centers and 5 regions for the three and six months ended June 30, 2018.

(3)

Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, brand realignment and SKU rationalization, and IT conversion costs, in addition to costs associated with vet services clinics that were discontinued subsequent to the acquisition of VIP.

(4)	Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(5)	Non-recurring royalty settlement represents a settlement paid to a supplier related to a royalty agreement in place since 2013.

PetIQ, Inc.

Reconciliation between Net Income and Adjusted Net Income

(Unaudited, in 000’s)

	Three Months Ended		Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income	$5,918	$5,398	$8,244	$1,441
Plus:
Acquisition costs(1)	2,889	151	3,465	3,366
Tax expense (benefit)	881	1,020	1,381	(47)
Stock based compensation expense	1,602	756	3,146	1,454
Purchase accounting adjustment to inventory	—	—	—	1,502
Non same-store revenue(2)	(2,155)	(1,082)	(3,671)	(1,303)
Non same-store costs(2)	4,044	2,434	7,296	2,822
Fair value adjustment of contingent note	1,460	459	780	600
Integration costs and costs of discontinued clinics(3)	1,142	385	1,142	756
Clinic launch expenses(4)	—	846	—	1,211
Non-recurring royalty settlement(5)	—	440	—	440
Adjusted Net income	$15,781	$10,807	$21,783	$12,242

(1)	Acquisition costs relating to various acquisitions, both completed and contemplated.
(2)

Non same-store revenue and costs are from wellness centers, host partners, and regions with less than six full trailing quarters of operating results. There were 32 wellness centers, 7 regions, and one new host partner that had less than six trailing quarters of operating results for the three and six months ended June 30, 2019 23 wellness centers and 5 regions for the three and six months ended June 30, 2018.

(3)

Integration costs and costs of discontinued clinics represent costs related to integrating the acquired businesses, such as personnel costs like severance and signing bonuses, consulting work, brand realignment and SKU rationalization, and IT conversion costs, in addition to costs associated with vet services clinics that were discontinued subsequent to the acquisition of VIP.

(4)	Clinic launch expenses represent the nonrecurring costs to open new veterinary wellness centers, primarily employee costs, training, marketing, and rent prior to opening for business.
(5)	Non-recurring royalty settlement represents a settlement paid to a supplier related to a royalty agreement in place since 2013.